SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No. _______)

Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement     [   ]    Confidential, for Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))
[ X ]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               ACXIOM CORPORATION
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
      Item  22(a)(2)  of  Schedule  14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)     Title of each class of securities to which transaction applies:

         (2)     Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)     Proposed maximum aggregate value of transaction:

         (5)     Total fee paid:

[ X ]    Fee paid previously with preliminary materials.

[   ]    Check box if any  part of  the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                               ACXIOM CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held July 24, 1996
                                                                            (R)
                                [GRAPHIC OMITTED]

To the Shareholders of Acxiom Corporation:

         Notice is hereby given that the Annual Meeting of Shareholders of Acxiom Corporation will be held at the Company's corporate offices at 301 Industrial Boulevard, Conway, Arkansas on Wednesday, July 24, 1996, at 10:00 a.m. for the following purposes:

         1.       To elect three directors of the Company.

         2. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.10 par value per share, from 60,000,000 to 200,000,000.

         3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         Only shareholders of record at the close of business on June 3, 1996, will be entitled to notice of, and to vote at, the meeting.

         You are cordially invited to the meeting. WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A POSTAGE PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE IN RETURNING YOUR PROXY. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY MAILED A PROXY CARD.

                                      By Order of the Board of Directors


                                              Catherine L. Hughes
                                                   Secretary
Conway, Arkansas
June 7, 1996





                             YOUR VOTE IS IMPORTANT!

                 PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY.

                               ACXIOM CORPORATION

                                 PROXY STATEMENT
                                       For
                         ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held July 24, 1996


         This Proxy Statement is furnished in connection with the solicitation of Proxies for use at the Annual Meeting of Shareholders to be held at the Company's corporate offices at 301 Industrial Boulevard, Conway, Arkansas on Wednesday, July 24, 1996, at 10:00 a.m., or any adjournment or adjournments thereof, and is solicited on behalf of the Board of Directors of the Company. The Company's address is P.O. Box 2000, 301 Industrial Boulevard, Conway, Arkansas 72033-2000, and its telephone number is (501) 336-1000. This Proxy material is first being mailed to shareholders on June 7, 1996. Only shareholders of record at the close of business on June 3, 1996, are entitled to notice of, and to vote at, the meeting.

         Any shareholder giving a Proxy has the power to revoke it at any time before its exercise. A Proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date. Proxies solicited herein will be voted in accordance with any directions contained therein, unless the Proxy is received in such form or at such time as to render it ineligible to vote, or unless properly revoked. If no choice is specified, the shares will be voted "FOR" each matter being acted upon.

         If matters of business other than those described in the Proxy properly come before the meeting, the persons named in the Proxy will vote in accordance with their best judgment on such matters. The Proxies solicited herein shall not confer any authority to vote at any meeting of shareholders other than the meeting to be held on July 24, 1996, or any adjournment or adjournments thereof.

         The cost of soliciting these Proxies will be borne by the Company. In addition to solicitation by mail, the Company may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward Proxies and Proxy material to their principals and may reimburse them for their expenses in doing so.

                      OUTSTANDING STOCK, VOTING RIGHTS AND
                           VOTE REQUIRED FOR APPROVAL

         The Company's Common Stock, $.10 par value per share ("Common Stock"), issued and outstanding as of May 17, 1996, totaled 25,392,078 shares. Each shareholder is entitled to one vote for each share of stock owned of record at the close of business on June 3, 1996. The stock transfer books of the Company will not be closed.

         In order to be elected as a Director of the Company, each nominee must receive the favorable vote of a majority of the votes cast at the meeting for that position. Cumulative voting for directors is not permitted. The proposal to amend the Company's Certificate of Incorporation will be adopted if approved by the holders of a majority of the outstanding shares of Common Stock and will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State. Shares held by a broker that has indicated that it does not have discretionary authority to vote on a particular matter will not be counted as a vote in favor of the proposal to amend the Company's Certificate of Incorporation. In addition, abstentions will not be counted as a vote in favor of the proposal to amend the Company's Certificate of Incorporation.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of May 17, 1996, the only shareholders known to the Company to own more than five percent (5%) of the Company's Common Stock:

                                          Number of Shares
                                          of Common Stock         Percent of
Name and Address of Beneficial Owner     Beneficially Owned   Outstanding Shares


Trans Union Corporation  . . . . . . .       3,715,500<F1>          13.7%<F1>
    555 West Adams Street
    Chicago, IL  60661

Charles D. Morgan, Jr.   . . . . . . .       3,204,556<F2>          12.6%
    P.O. Box 2000
    Conway, AR  72033-2000

William Blair & Company  . . . . . . .       1,511,000<F3>           5.9%
    222 West Adams Street
    Chicago, IL  60606

<F1>     Includes  960,000 shares  acquired by Trans Union  Corporation  ("Trans
         Union") on August 31, 1992; approximately 1,755,000 shares subject to a currently exercisable warrant ("Warrant") issued to Trans Union on August 31, 1992; 1,000,000 shares acquired by Marmon Industrial Corporation ("MIC"), the indirect owner of all of Trans Union's common stock, on November 22, 1994; and 500 shares transferred by Harry C. Gambill, Chief Executive Officer and President of Trans Union. Under the terms of the Warrant, Trans Union has the right to purchase up to 2,000,000 shares of Common Stock, at exercise prices ranging from $5.625 to $7.125 per share; however, the total number of actual shares held by Trans Union (excluding the 1,000,000 shares held by MIC and any shares acquired by Trans Union on the open market) may not exceed 10% of the Company's then issued and outstanding shares. Including the shares which may presently be acquired by Trans Union under the Warrant, but excluding the shares transferred to Trans Union from Mr. Gambill, Trans Union beneficially owns approximately 2,715,000 shares, which would be 10% of the Company's then issued and outstanding Common Stock following issuance of the Warrant shares. MIC beneficially owns 3.9% of the Company's currently issued and outstanding Common Stock. See "Certain Transactions," below.

<F2>     Includes 71,304 shares subject to currently exercisable options.

<F3>     Based  on  information  contained in  a Schedule  13G  filed  with  the
         Securities and Exchange Commission.



              EQUITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information, as of May 17, 1996, regarding the beneficial ownership of the Company's Common Stock by its directors, nominees for election as directors, named executive officers in the Summary Compensation Table, and directors and executive officers, as a group.

                                Number of Shares
                                of Common Stock               Percent of
Name of Beneficial Owner       Beneficially Owned          Outstanding Shares

Dr. Ann H. Die . . . . . . . .         4,020                      *
C. Alex Dietz  . . . . . . . .       187,856<F1>                  *
William T. Dillard II  . . . .         8,500                      *
Harry C. Gambill . . . . . . .             0<F2>                  *
Rodger S. Kline  . . . . . . .       884,135<F3>                  3.5%
Charles D. Morgan, Jr.   . . .     3,204,556<F4>                 12.6%
Robert A. Pritzker . . . . . .           500<F5>                  *
Walter V. Smiley   . . . . . .       100,500                      *
James T. Womble  . . . . . . .       756,754<F6>                  3%
Paul Zaffaroni   . . . . . . .       103,808<F7>                  *
All directors, nominees and
  executive officers, as a
  group (20 persons) . . . . .     7,684,942<F8>                 30.3%

*        Denotes less than 1%.

<F1>     Includes 92,679 shares subject to currently exercisable options (7,333 of which are held by his wife) and 1,772 shares held by his wife.
<F2>     See  footnote  (1) to   the  table   under   the   heading   "Principal
         Shareholders" regarding shares of the Company's Common Stock beneficially owned by Trans Union. Mr. Gambill, who is an officer and director of Trans Union, disclaims beneficial ownership of such shares. The 500 shares received by Mr. Gambill as an annual retainer for serving on the Company's Board of Directors (See "Compensation of Directors" below) were transferred to Trans Union in accordance with that company's policy on directors' fees.
<F3>     Includes 64,435 shares subject to currently exercisable options.
<F4>     Includes 71,304 shares subject to currently exercisable options.
<F5>     See   footnote   (1)  to  the   table   under  the  heading  "Principal
         Shareholders" regarding shares of the Company's Common Stock beneficially owned by Trans Union and MIC. Mr. Pritzker, who is an officer and director of both corporations, disclaims beneficial ownership of such shares. The 500 shares received by Mr. Pritzker as an annual retainer for serving on the Company's Board of Directors (See "Compensation of Directors" below) were transferred to Mr. Pritzker's wife. Mr. Pritzker is deemed to beneficially own such shares.
<F6>     Includes 41,823 shares subject to currently exercisable options.
<F7>     Includes 98,544 shares subject to currently exercisable options.
<F8>     Includes 1,225,960 shares subject to currently exercisable options.

                              ELECTION OF DIRECTORS

         Three persons have been nominated for election as directors at the Annual Meeting. William T. Dillard II, Harry C. Gambill, and Walter V. Smiley currently are members of the Board of Directors with terms that expire at the 1996 Annual Meeting. Mr. Dillard, Mr. Gambill and Mr. Smiley are nominated to serve for terms expiring at the 1999 Annual Meeting. If elected, Mr. Dillard, Mr. Gambill and Mr. Smiley will serve with the other five Board members:
Rodger S. Kline, Robert A. Pritzker and James T. Womble, whose terms expire at the 1998 Annual Meeting, and Dr. Ann H. Die and Charles D. Morgan, Jr., whose terms expire at the 1997 Annual Meeting.

         Unless authority is withheld, the persons named on the Proxy will vote the shares represented thereby for the nominees. While it is not anticipated that any of the nominees will be unable to serve, the persons named on the Proxy may, unless authority is withheld, vote for any substitute nominee proposed by the Board of Directors. In the event of any director's death, disqualification or inability to serve, the vacancy so arising will be filled by the Board of Directors.

Nominees and Current Directors

Dr. Ann H. Die, 51, was elected as a director in 1993. She has served as President of Hendrix College in Conway, Arkansas since 1992. For four years prior, she served as Dean of the H. Sophie Newcomb Memorial College and
Associate  Provost  at   Tulane University and served  as Chair of the Newcomb
Foundation Board of Trustees. Prior to joining Tulane, she was Assistant to the Executive Vice President for Academic and Student Affairs at Lamar
University.  Dr.  Die  graduated   summa  cum laude  from  Lamar   University,
earned  a   master's  degree  from  the  University  of Houston  and a Ph.D. in
Counseling Psychology from Texas A&M University.

William T. Dillard II, 51, was elected as a director in 1988. He has served since 1968 as a member of the Board of Directors and since 1977 as President and Chief Operating Officer of Dillard Department Stores, Inc. of Little Rock, Arkansas, a regional chain of traditional department stores with 238 retail outlets in 23 states in the Southeast, Southwest and Midwest areas of the United States. In addition to Dillard Department Stores, Inc., Mr. Dillard is also a director of Barnes & Noble, Inc., Simon Property Group, Inc. and Texas Commerce Bancshares. He holds a master's degree in business administration from Harvard University and a bachelor's degree in the same field from the University of Arkansas.

Harry C. Gambill, 50, was appointed to fill a vacancy on the Company's Board of Directors in 1992 and was elected as a director in 1993. He is a director and has held the positions of Chief Executive Officer and President of Trans Union Corporation, a company engaged in the business of providing consumer credit reporting services, since April 1992. Mr. Gambill joined Trans Union in 1985 as Vice President/General Manager of the Chicago Division. In 1987 he was named Central Region Vice President. In 1990 he was named President of TransAction, and assumed the added title of President of TransMark in 1991. Mr. Gambill is also a director of Associated Credit Bureaus and the International Credit Association. He holds degrees in business administration and economics from Arkansas State University. See "Principal Shareholders" and "Certain Transactions."

Rodger S. Kline, 53, joined the Company in 1973. Since 1975 he has been Executive Vice President and a director. In 1988 he assumed the additional responsibilities of Treasurer and Chief Information Officer. In 1991 Mr.
Kline  was   named  Chief  Operating  Officer,  Executive Vice   President  and
Treasurer.  Prior  to  joining  the  Company,  Mr. Kline was  employed  by IBM
Corporation. Mr. Kline holds an electrical engineering degree from the University of Arkansas.

Charles D. Morgan, Jr., 53, joined the Company in 1972 and has served as Chief Executive Officer and Chairman of the Board of Directors since 1975. In 1991 he assumed the additional title of President. He was employed by IBM Corporation prior to joining the Company. Mr. Morgan holds a mechanical engineering degree from the University of Arkansas.

Robert A. Pritzker, 69, was appointed to fill a newly created position on the Company's Board of Directors in 1994. Since before 1991, Mr. Pritzker has been a director and the Chairman of Trans Union Corporation, a company engaged in the business of providing consumer credit reporting services, a director and the President of each of Union Tank Car Company, a company principally engaged in the leasing of railway tank cars and other railcars, and Marmon Holdings, Inc., a holding company of diversified manufacturing and services businesses. Mr. Pritzker is also a director of Hyatt Corporation, a company which owns and operates domestic and international hotels, and a director of Southern Peru Copper Corporation, a company which mines, smelts, refines and markets copper. Mr. Pritzker holds an industrial engineering degree from the Illinois Institute of Technology. See "Principal Shareholders" and "Certain Transactions."

Walter V. Smiley, 58, was elected as a director in 1983. He served from 1968 until 1989 as Chairman of the Board of Directors and from 1968 until 1985 as Chief Executive Officer of Systematics, Inc., the predecessor of ALLTEL Information Services, Inc., an Arkansas based company which provides data processing services to financial institutions throughout the United States and abroad. Mr. Smiley currently owns and is President of Smiley Investment Corporation, a consulting and venture capital firm. Mr. Smiley is also a director of Southern Development Banc Corp. He holds a master's degree in business administration and a bachelor's degree in industrial management from the University of Arkansas.

James T. Womble, 53, joined the Company in 1974. In 1975 he was elected Vice President and a director. In 1982 he was named Executive Vice President. Prior to joining the Company, Mr. Womble was employed by IBM Corporation. Mr. Womble holds a degree in civil engineering from the University of Arkansas.

Directors' Meetings and Committees

         The Board of Directors holds quarterly meetings to review significant developments affecting the Company and to act on matters requiring Board
approval.  The  Board   currently  has  three  standing  committees to assist it
in  the   discharge   of   its   responsibilities:  an  Audit   Committee,   a
Compensation   Committee   and  an Executive  Committee. The Audit  Committee,
composed during the past fiscal year of outside directors Dr. Ann H. Die, William T. Dillard II, Harry C. Gambill, Robert A. Pritzker and Walter V. Smiley, reviews the reports of the auditors and has the authority to investigate the financial and business affairs of the Company. Messrs. Dillard and Smiley also serve on the Compensation Committee which administers certain of the Company's employee benefit plans and approves the compensation paid to
executive    management.    The   Executive   Committee   is   responsible   for
implementing   the  policy   decisions of the Board.  Current  members  of  the
Executive  Committee are Messrs.  Kline, Morgan and Womble.

         During the past fiscal year, the Board met five times, the Audit Committee met one time and the Compensation Committee met three times. Action pursuant to unanimous written consent in lieu of a meeting was taken one time by the Board of Directors and three times by the Executive Committee. All of the incumbent directors attended at least three-fourths of the aggregate number of meetings of the Board and of the committees on which they served during the past fiscal year except for Mr. Pritzker.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE THREE INDIVIDUALS NAMED ABOVE AS NOMINEES AT THIS YEAR'S ANNUAL MEETING.

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION

         The authorized capital stock of the Company presently consists of 60,000,000 shares of Common Stock, $.10 par value per share, and 1,000,000 shares of Preferred Stock, $1.00 par value per share ("Preferred Stock"). The number of shares of Common Stock outstanding as of May 17, 1996, was 25,392,078. Allowing for the number of shares of Common Stock outstanding or reserved for future issuance, only 24,366,674 authorized shares of Common Stock remain freely available for issuance.

         The Board of Directors has determined that the number of unreserved shares of Common Stock presently available for issuance is not sufficient to provide for future contingencies and needs of the Company, such as possible future financings, stock splits, business acquisitions, business combinations, stock distributions, or other corporate purposes. The Company explores potential acquisitions on a regular basis and may issue shares of Common Stock in connection therewith. While the currently authorized shares are sufficient to provide for the Company's immediate needs, having such authorized shares available for issuance would give the Company greater flexibility to respond to future developments and allow Common Stock to be issued without the expense and delay of a special shareholder's meeting. As of the date on which this Proxy Statement is being mailed, there are no definite proposals in place with respect to any material transaction. If there are any potential business combination transactions which require shareholder approval, such approval will be sought at the appropriate time.

         The Board of Directors has adopted a resolution setting forth a proposed amendment ("Proposed Amendment") to the second paragraph of Article FOURTH of the Company's Certificate of Incorporation that would increase the number of authorized shares of Common Stock. Under the Proposed Amendment, the authorized shares of Common Stock would be increased to 200,000,000. The resolution adopted by the Board of Directors which will be presented for approval by the shareholders at the forthcoming Annual Meeting is set forth below:

              RESOLVED, that the Corporation's Certificate of Incorporation be amended by changing the first two paragraphs of Article FOURTH so that, as amended, such paragraphs shall read as follows:

                   "FOURTH:  AUTHORIZED  SHARES.  The total  number  of shares of stock  which the Corporation shall have authority to issue is:

                   Two hundred million  (200,000,000) shares of Common Stock, ten cents ($.10) Par Value per common share."

         The Board of Directors believes that the Proposed Amendment will provide several long-term advantages to the Company and its shareholders. The passage of the Proposed Amendment would enable the Company to declare a stock split and to pursue acquisitions or enter into transactions which the Board of Directors believes provide the potential for growth and profit. If additional authorized shares are available, transactions dependent upon the issuance of additional shares will be less likely to be undermined by delays and uncertainties occasioned by the need to obtain shareholder authorization to provide the shares necessary to consummate such transactions. The ability to issue shares, as the Board of Directors determines from time to time to be in the Company's best interests, will also permit the Company to avoid the extra expenses which would be incurred in holding special shareholders meetings solely to approve an increase in the number of shares which the Company has the authority to issue.

         The additional authorized shares of Common Stock could also be used for such purposes as raising additional capital for the operations of the Company. There are currently no plans or arrangements relating to the issuance of any of the additional shares of Common Stock proposed to be authorized. Such shares would be available for issuance without further action by the shareholders, unless required by the Company's Certificate of Incorporation or Bylaws or by applicable law. Without an increase in authorized Common Stock, the Company may have to rely on debt, seek alternative financing means, or forgo the investment opportunity altogether.

         In addition, the availability of authorized but unissued shares of Common Stock could, under certain circumstances, have an anti-takeover effect. Although the Board of Directors has no present intention of doing so, the issuance of new shares of Common Stock could be used to dilute certain rights of a person seeking to obtain control of the Company should the Board of Directors consider the action of such person not to be in the best interest of the shareholders of the Company.

         In the event additional shares of Common Stock are issued by the Company, existing holders of shares of Common Stock, with the exception of Trans Union Corporation, would have no preemptive rights under the Certificate of Incorporation or otherwise to purchase any of such shares. It is possible that shares of Common Stock may be issued at a time and under circumstances that may dilute the voting power of existing shareholders, increase or decrease earnings per share and increase or decrease the book value per share of shares presently held.

         The Proposed Amendment will be adopted if approved by the holders of a majority of the outstanding shares of Common Stock and will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State. No changes will be made in the respective rights and privileges pertaining to the outstanding shares of Common Stock of the Company.


         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Cash and Other Compensation

         The following table sets forth, for the fiscal years indicated, the cash and other compensation provided by the Company and its subsidiaries to the Chief Executive Officer and each of the four most highly compensated executive officers (the "named executive officers") of the Company in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE
                                                    Long Term Compensation
                                                   -------------------------

                           Annual Compensation         Awards        Payouts
                        -------------------------- ----------------  -------

     (a)        (b)    (c)     (d)    (e)    (f)      (g)       (h)     (i)

                                                    Securi-            All
                                                     ties             Other
               Year  Salary                  Re-     Under-            Com-
Name and              ($)    Bonus  Other  stricted  lying     LTIP    pen-
Principal                     ($)   Annual   Stock   Options/ Payouts sation
Position                            Comp-   Award(s)  SARs(#)   ($)    ($)
                                   ensation   ($)     ($)<F1>
                                              ($)
- -------------- ----  ------- ----- --------- -----   -------  ------- --------
Charles D.     1996  304,167  ---  84,021<F2> ---    101,163    ---   7,327<F3>
 Morgan,Jr.    1995  279,167  ---  83,203     ---     13,868    ---   3,527
  Chairman of  1994  245,833  ---  75,000     ---        ---    ---   5,672
   the Board
   and
   President
   (Chief
   Executive
   Officer)
- --------------- ----  ------- ----- --------- -----   -------  ------- --------
Rodger S.       1996  196,833  ---  54,221<F2> ---     66,301    ---   4,801<F3>
 Kline          1995  181,642  ---  54,512     ---      9,246    ---   3,575
  Chief         1994  163,208  ---  50,000     ---        ---    ---   5,240
   Operating
   Officer,
   Executive
   Vice
   President
   and
   Treasurer

James T.        1996  172,833  ---  47,808<F2> ---     57,118    ---   4,698<F3>
 Womble         1995  161,367  ---  34,437     ---      7,122    ---   3,510
  Executive     1994  147,417  ---  38,516     ---        ---    ---   4,737
  Vice
  President

Paul            1996  161,633  ---  36,772<F2> ---     53,632    ---   3,822<F3>
 Zaffaroni      1995  148,458  ---  46,972     ---      7,512    ---   3,655
  Senior        1994  132,708  ---  40,625     ---        ---    ---   4,197
   Vice
   President

C. Alex Dietz   1996  158,467  ---  43,831<F2> ---     52,387    ---   4,562<F3>
  Senior Vice   1995  147,958  ---  44,043     ---      7,224    ---   3,634
   President    1994  128,542  ---  39,063     ---        ---    ---   4,120
   and Chief
   Information
   Officer

- --------------------------

<F1>     No restricted stock  grants were  made to  the named executive officers during the last three fiscal years.

<F2>     This  amount  represents  the  named  executive  officers'  at-risk pay for the past fiscal year. See discussion of "At-Risk Base Pay" below under "Report of Compensation Committee."

<F3>     This amount  represents  the Company's  contribution  on behalf of each named executive officer to the Company's retirement plans.

Stock Option Grants

         The following table sets forth information concerning stock options granted under the Company's U.S. Stock Option Plan to the named executive officers.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
    Individual Grants
          (a)              (b)         (c)        (d)        (e)         (h)
                                    Percent of
                                      Total
                                     Options/
                        Number of      SARs
                       Securities    Granted
                       underlying      to
                      Options/SARs  Employees  Exercise or            Grant Date
                         Granted    in Fiscal  Base Price  Expiration   Present
                        (#)<F1><F2>   Year       ($/Sh)       Date      ($)<F3>
            Name
Charles D. Morgan, Jr...  16,572      2.13%      $24.81     1/23/06     213,282
                          22,860      2.93%       37.22     1/23/06     213,284
                          61,731      7.92%       49.62     1/23/06     426,561
Rodger S. Kline.........  10,861      1.39%       24.81     1/23/06     139,781
                          14,982      1.92%       37.22     1/23/06     139,782
                          40,458      5.19%       49.62     1/23/06     279,565
James T. Womble.........   9,357      1.20%       24.81     1/23/06     120,425
                          12,907      1.66%       37.22     1/23/06     120,422
                          34,854      4.47%       49.62     1/23/06     240,841
Paul Zaffaroni..........   8,786      1.13%       24.81     1/23/06     113,076
                          12,119      1.56%       37.22     1/23/06     113,070
                          32,727      4.20%       49.62     1/23/06     226,144
C. Alex Dietz...........   8,582      1.10%       24.81     1/23/06     110,450
                          11,838      1.52%       37.22     1/23/06     110,449
                          31,967      4.10%       49.62     1/23/06     220,892

<F1>     The named individuals will  not be eligible for additional grants until fiscal year 1999.

<F2>     11.1% of the options become exercisable on each anniversary date of the grant date, beginning upon the first anniversary and ending upon the eighth anniversary. The remaining 11.2% of the options will become exercisable on the ninth anniversary of the grant date.

<F3>     The grant  date  present  value was based on the  Black-Scholes  Option
         Valuation Model, a widely recognized method of valuing options. The following underlying assumptions were used to derive the present value of these options: expected volatility of the Company's stock of 6.91%, based upon the actual monthly volatility for the two years prior to the grant date; a risk-free rate of return of 5.62%, based on the yield of the ten year U.S. treasury notes as of the grant date; and exercise of the option ten years after the grant date. The actual value, if any, the named executive officers may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised; consequently, there is no assurance the value realized by the named executive officers will be at or near the value estimated by the Black-Scholes Option Valuation Model.


Stock Option Exercises and Holdings

         The following table sets forth information concerning stock options exercised during the last fiscal year and stock options held as of the end of the last fiscal year by the named executive officers.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES
        (a)            (b)      (c)           (d)                 (e)
                                          Number of
                                          Securities            Value of
                                          Underlying           Unexercised
                     Shares               Unexercised          in-the-Money
                    Acquired              Options/SARs         Options/SARs
                       on      Value   at Fiscal Year-End   at Fiscal Year-End
                    Exercise  Realized         (#)                 ($)
       Name            (#)      ($)     Exer-     Unexer-    Exer-      Unexer-
                                       cisable    cisable    cisable    cisable
Charles D. Morgan, Jr.  0        0      71,304    216,215    955,343   1,509,082
Rodger S. Kline         0        0      64,435    143,002    987,554   1,032,711
James T. Womble         0        0      41,823    126,631    560,697     935,939
Paul Zaffaroni          0        0      98,544    132,632  1,702,839   1,155,183
C. Alex Dietz           0        0      85,346    124,103  1,472,125   1,040,160

Compensation of Directors

         Prior to 1996, each director who was not an officer of the Company received a $6,000 annual retainer and a $1,500 fee for each meeting he or she attended. In January 1996, a grant of 500 shares of unregistered Common Stock per director was substituted for the cash retainers, under the theory that directors should be encouraged to own stock in the Company. The $1,500 per meeting fee remains in place. Directors who are officers of the Company do not receive any additional compensation for their service as directors.

Compensation Committee Interlocks and Insider Participation

         The members of the Compensation Committee are William T. Dillard II and Walter V. Smiley. Except as discussed below, no compensation committee interlocks exist with respect to the Board's Compensation Committee, nor do any present or past officers of the Company serve on the Compensation Committee. William T. Dillard II serves as President and Chief Operating Officer of Dillard Department Stores, Inc. ("DDS"). On April 19, 1995, the Company executed a one-year data processing services agreement with DDS. The agreement has been renewed for an additional one-year term. The agreement requires the Company to supply certain software, hardware and related services to assist DDS in the management of its customer marketing database. In consideration for these services, DDS will pay the Company approximately $625,000 during the current term of the agreement. See "Certain Transactions," below.

Report of Compensation Committee

         Decisions on compensation of the Company's executives are made by the Compensation Committee of the Board of Directors. The members of the Compensation Committee are non-employee directors. Set forth below is a report submitted by William T. Dillard II and Walter V. Smiley in their capacity as the Board's Compensation Committee addressing the compensation policy for the Company's executive management group, for the four senior executive officers named in the tables above and for Mr. Morgan.

Compensation Policies For Executive Officers

         The Company's executive compensation program is based on beliefs and guiding principles designed to align executive compensation with business strategy, Company values and management initiatives. The program:

          * Aligns the executives' interests with the shareholders' and investors' interests.
          *  Motivates executives to achieve the highest level of performance.
          * Retains key executives by linking executive compensation to Company performance.
          * Attracts the best candidates through competitive, growth-oriented plans.

         The resulting executive compensation program is targeted to provide an overall level of compensation opportunity that is competitive within the markets in which the Company competes, as well as within a broader group of companies of comparable size and complexity. Actual compensation levels may eventually be greater than or less than the average competitive market levels, based upon the achievement of the Company, as well as upon individual performance. The Compensation Committee uses its discretion to set the parameters of the executive compensation program when, in its judgment, external, internal and/or individual circumstances warrant it. Increased orientation of executive compensation policies toward long-term performance has been accompanied by increased utilization of objective performance criteria. See "Components of Compensation of Executive Officers" below.

         The Compensation Committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests and the enhancement of shareholder value. Thus, the Compensation Committee has also increasingly utilized these elements in the Company's compensation program for its executive officers.

Components of Compensation of Executive Officers

         Compensation paid to the Company's executive officers in fiscal 1996, the separate elements of which are discussed below, consisted of the following: not-at-risk base pay, at-risk base pay, and long-term incentive compensation granted under the Company's stock option plans. The Compensation Committee's increasing emphasis on tying pay to long-term performance criteria is reflected in the composition of target compensation for senior executives: not-at-risk base pay (40%); at-risk base pay (25%); and long-term incentive compensation (35%). Due to the fact that the at-risk base pay was only partially funded in fiscal 1996, the actual components of the senior executives' compensation was as follows: not-at-risk base pay (47%); at-risk base pay (12%); and long-term incentive compensation (41%).

         Not-At-Risk Base Pay - Base pay levels are largely determined through market comparisons. Actual salaries are based on individual performance contributions within a salary range that has been established through job evaluation. Base salaries for senior executives are targeted to represent 40% of total compensation, which includes the annual at-risk base pay and long-term incentive compensation. For other corporate and business unit level executives, base salaries are targeted at 50-60% of total compensation.

         At-Risk Base Pay - The at-risk base pay for senior executives is funded based upon the earnings per share performance for the Company. Attainment of targeted at-risk base pay is largely determined by the EVA (Economic Value Added) model created by the Company. At-risk base pay is targeted to represent
25% of total compensation for senior executives and 20-25% for other corporate and business unit level executives. For fiscal 1996, the Company's earnings per share goal was $.68 per share. The Company's actual earnings per share was $.70 per share but reflected the results of acquisitions made during the year which were not included in the original targeted earnings per share goal. Thus, although the target was met, the overall results (factoring in the acquisitions) only allowed for partial funding of the at-risk base pay. The at-risk base pay for senior executives represented 12% of their total compensation for fiscal 1996.

         Long-Term  Incentive   Compensation -  The  Compensation   Committee's
Long-Term  Incentive  Compensation  plan  is  presently composed  of  awards of
non-statutory stock options designed to align long-term   interests between the
Company's executives and its shareholders and to assist in the retention of key executives. The long-term incentives are targeted to represent 35% of total compensation for senior executives and 20-25% for other corporate and business unit level executives. Under the Company's stock option plans, senior executives were awarded the equivalent of three years of stock options in fiscal
1996   to   further induce  them to  adopt a  long-term view  of stockholders.
One-fourth of the options awarded were priced at the then current market value, one-fourth were priced at a 50% premium over the then current market value and the remaining one-half were priced at a 100% premium over the then-current market value. Consequently, the full value of the options cannot be realized until the price of the Company's stock more than doubles from the fair market value on the day of grant. Senior executives will not be eligible for new grants of options under the Long-Term Incentive Compensation plan until fiscal 1999. The stock options vest incrementally over a nine-year period.

         Supplemental Executive Retirement Plan - The Company adopted a Supplemental Executive Retirement Plan in fiscal 1996. All executives of the Company are eligible to participate by contributing up to 15% of their pretax income into the plan. The Company matches at a rate of $.50 on the dollar up to the first 6% of the executives' contribution. The Company match is paid in Common Stock.

         Other Compensation Plans - The Company maintains certain broad-based employee benefit plans in which executives are permitted to participate on the same terms as non-executive associates who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

Mr. Morgan's Fiscal 1996 Compensation

         In fiscal 1996, the Company's revenue and earnings increased 33% and 47% respectively, a record year in both revenue and earnings for the Company. Additionally, the Company's return on stockholders' equity increased from 15.3% in fiscal 1995 to 16.5% in fiscal 1996, and the Company's stock price increased 43% over the prior year, compared to a 36% increase in the Nasdaq Stock Market - US Index and a 42% increase in the Nasdaq Stock Market - Computer and Data Processing Index over the same period. Because of the Company's performance and Mr. Morgan's performance in fiscal 1995, Mr. Morgan's fiscal 1996 base pay increased 8.33% over fiscal 1995.

         In fiscal 1996, the Company's earnings per share results were the primary basis for determining the at-risk base pay earned by Mr. Morgan. For fiscal 1996, approximately 40% of Mr. Morgan's target at-risk base pay was paid, which represented approximately 12% of his total compensation for fiscal 1996. Mr. Morgan received stock option grants under the Company's Long-Term Incentive Compensation plan described above in fiscal 1996 which consisted of a three-year grant of non-statutory stock options. The purpose of the grant was to further encourage Mr. Morgan's long-term performance while aligning management's and shareholders' interests in the performance of the Company's Common Stock.

Omnibus Budget Reconciliation Act of 1993

         The Omnibus Budget Reconciliation Act of 1993 ("OBRA") generally prevents public corporations from deducting as a business expense that portion of the compensation paid to the named executive officers in the Summary Compensation Table that exceeds $1,000,000. However, this deduction limit does not apply to "performance-based compensation" paid pursuant to plans approved by shareholders. The Board has modified its compensation plans so as to comply with OBRA and thereby retain the deductibility of executive compensation, and it is the Company's intention to continue to monitor its compensation plans to comply with OBRA in the future.

         William T. Dillard II                        Walter V. Smiley

Company Performance

         The graph below compares for each of the last five fiscal years the cumulative total return on the Company's Common Stock, the Nasdaq Stock Market - U.S. Index and the Nasdaq Stock Market - Computer and Data Processing Index. The cumulative total return on the Company's Common Stock assumes $100 invested on March 31, 1991 in the Company's Common Stock.




         The following table is submitted in lieu of the required graph:

         YEAR               1991   1992   1993    1994    1995    1996
Acxiom Corporation          $100    $77   $171    $202    $327    $466
NASDAQ - US Index            100    127    147     158     176     239
NASDAQ - Computer & DP       100    148    165     169     228     323

                              CERTAIN TRANSACTIONS

         1. On January 5, 1996, the Company leased an aircraft from MorAir, Inc., a corporation controlled by Charles D. Morgan, Jr., the President of the Company, and his wife, for $66,385 per month, plus maintenance and insurance. The term of this aircraft lease expires January 4, 2001. The terms of the lease have been found by the Board to be as good or better than those which could have been obtained from an unrelated third party.

         2. On April 19, 1995, the Company executed a one-year data processing services agreement with Dillard Department Stores, Inc. ("DDS"). The agreement has been renewed for an additional one-year term. William T. Dillard II is a non-employee director of the Company in addition to his primary duties as President and Chief Operating Officer of DDS. The agreement requires the Company to supply certain software, hardware and related services to assist DDS in the management of its customer marketing database. In consideration for these services, DDS will pay the Company approximately $625,000 during the current term of the agreement. The terms of the agreement were arranged in the ordinary course of business, on substantially the same terms as those prevailing generally in comparable transactions with unrelated persons, and involved no unfavorable features to the Company or special benefits to Mr. Dillard or DDS.

         3. In accordance with that certain Data Center Management Agreement dated July 27, 1992 (the "Agreement") between the Company and Trans Union Corporation ("Trans Union") which became effective on August 31, 1992, the Company (through its subsidiary, Acxiom CDC, Inc.) acquired all of Trans Union's interest in its Chicago data center and agreed to provide Trans Union with various data center management services. Under the Agreement, Trans Union had the right to terminate the Agreement at the end of the first 2 1/2 years (February 28, 1995). However, pursuant to an amendment to the Agreement (the "Amendment") dated August 31, 1994, Trans Union gave the Company notice that it would continue the Agreement for the remaining 7 1/2 years of the Agreement.

         In connection with the Agreement, on August 31, 1992, the Company issued to Trans Union 960,000 shares (the "Initial Shares") of Common Stock, subject to certain "put" and "call" provisions. Pursuant to the Amendment, Trans Union relinquished its right to cause the Company to repurchase the Initial Shares between years 2 1/2 and 5 at the higher of $5.625 per share or fair market value, and the Company relinquished its right to call the stock during the same period at $8.438 per share.

         On August 31, 1992 the Company issued a warrant ("Warrant") to Trans Union to purchase up to 2,000,000 additional shares prior to August 31, 2000, at exercise prices ranging from $5.625 per share to $7.125 per share. However, not more than 500,000 shares could have been purchased under the Warrant unless Trans Union agreed to extend the Agreement beyond February 28, 1995 for the additional 7 1/2 years, which it has now done pursuant to the Amendment.

         Trans Union presently owns the 960,000 Initial Shares plus 500 shares transferred to Trans Union by Mr. Gambill, or 3.8% of the currently issued and outstanding shares of the Company's Common Stock. Upon acquisition of the 2,000,000 shares which could currently be purchased under the Warrant, Trans Union would beneficially own 2,960,500 shares, or 10.8% of the Company's then issued and outstanding shares. However, the amount of stock which may be purchased by Trans Union under the Warrant is limited so that Trans Union's total holdings under the Warrant and the Agreement may not exceed 10% of the Company's then issued and outstanding shares. Based upon the number of shares currently issued and outstanding, Trans Union would be able to obtain approximately 1,755,000 of the 2,000,000 Warrant shares. Trans Union retains the right, however, to acquire additional shares of Common Stock on the open market. In addition, pursuant to the Agreement, Trans Union has preemptive rights whereby it may, under certain circumstances, purchase additional shares of Common Stock in the event the Company issues such additional shares. Such preemptive rights provide Trans Union with the ability to maintain its percentage ownership of Common Stock acquired pursuant to the Agreement.

         In addition, effective October 26, 1994, the Company and Trans Union's parent company, Marmon Industrial Corporation ("MIC"), entered into a Stock Purchase Agreement wherein the Company agreed to sell, and MIC agreed to buy, 1,000,000 shares of newly issued Common Stock of the Company (the "Additional Shares") for $11.96 per share. The purchase price of the Additional Shares was established on August 31, 1994 pursuant to a letter agreement between the Company and Trans Union and, for purposes of the Warrant, the Additional Shares do not count towards the number of shares owned by Trans Union. Taking into account the shares owned by Trans Union and the exercisable Warrant shares beneficially owned by Trans Union, Trans Union and MIC would jointly beneficially own approximately 3,715,500 shares, or 13.7% of the Company's then issued and outstanding shares.

         Pursuant to a letter agreement dated July 27, 1992, which was executed in connection with the Agreement, the Company agreed to use its best efforts to cause one person designated by Trans Union to be elected to the Company's Board of Directors. Trans Union designated its CEO and President, Harry C. Gambill, who was appointed to fill a vacancy on the Board in November 1992 and was elected at the August 4, 1993 Annual Meeting of Shareholders to serve a three-year term. This undertaking by the Company is in effect from August 31, 1992 until the latter of the tenth anniversary of that date or termination of the Agreement. Pursuant to a second letter agreement dated August 31, 1994, which was executed in connection with the Amendment, the Company agreed to amend the letter agreement dated July 27, 1992 and use its best efforts to cause two persons designated by Trans Union to be elected to the Company's Board of Directors. In addition to Mr. Gambill, Trans Union designated Robert A. Pritzker, an executive officer of MIC, who was appointed to fill a newly created position on the Company's Board of Directors on October 26, 1994. Mr. Gambill is among the nominees to be voted upon at the July 24, 1996 Annual Meeting. See "Election of Directors" above. This undertaking by the Company is in effect from August 31, 1994 until the latter of the tenth anniversary of August 31, 1992 or termination of the Agreement.

                      SECTION 16(a) REPORTING DELINQUENCIES

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company's knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no other forms were required for those persons during and with respect to the fiscal year ended March 31, 1996, the Company believes that during the past fiscal year, all filing requirements applicable to its officers, directors, and greater than ten percent (10%) beneficial owners were met, except as follows: Stephen H. Brighton inadvertently filed a late Form 4 with respect to a sale of shares.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent public accountants and auditors, a position that firm has held since the Company's initial offering of securities to the public in 1983. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

         Any shareholder proposal to be presented at the 1997 Annual Meeting should be directed to the Secretary of the Company, P.O. Box 2000, 301 Industrial Boulevard, Conway, Arkansas 72033-2000, and must be received by the Company on or before February 7, 1997. Any such proposal must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

                        ADDITIONAL INFORMATION AVAILABLE

         Upon written request, the Company will furnish, without charge, a copy of the Company's most recent Annual Report on Form 10-K, as filed with the United States Securities and Exchange Commission, including the financial statements and schedules thereto. The written request should be sent to Catherine L. Hughes, Secretary of the Company, P.O. Box 2000, 301 Industrial Boulevard, Conway, Arkansas 72033-2000.

                                  OTHER MATTERS

         The Board of Directors does not intend to present and does not have any reason to believe that others will present any items of business at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying Proxy to vote the shares represented thereby in accordance with their best judgment, and discretionary authority to do so is included in the Proxy.

                                       By Order of the Board of Directors



                                               Catherine L. Hughes
                                                    Secretary

Conway, Arkansas
June 7, 1996

                                 PROXY CARD
(Side 1)
PROXY                                                                      PROXY
                               ACXIOM CORPORATION
           This Proxy Is Solicited on Behalf of The Board of Directors
                    for the Annual Meeting of Shareholders
                           to be Held on July 24, 1996

The undersigned hereby appoints Catherine L. Hughes and Shayne D. Smith as Proxies, or either of them, with the power to appoint their substitutes, and hereby authorizes them to represent and vote, as designated below, all of the shares of Common Stock of Acxiom Corporation held of record by the undersigned on June 3, 1996, at the Annual Meeting of Shareholders to be held at 301 Industrial Boulevard, Conway, Arkansas 72033-2000 on July 24, 1996, or any adjournment or adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL PROPOSALS.


              Please mark, sign, date and return the proxy card promptly using the enclosed envelope.


             The Board of Directors recommends a vote FOR all proposals


               FOR all nominees  WITHHOLD
                listed at right  AUTHORITY
1.  Election of      [ ]            [ ]    (INSTRUCTION:  To  withhold authority
    Directors                              to  vote  for an individual nominee,
                                           strike  a line  through the nominee's
                                           name in the list below.)

                                           Nominees:  William T. Dillard II
                                                      Harry C. Gambill
                                                      Walter V. Smiley


2. Proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock.

          [ ] FOR          [ ] AGAINST           [ ] ABSTAIN


                                      Dated -----------------, 1996

                                      ---------------------------------------
                                      Signature(s)

                                      ---------------------------------------
                                      Signature(s)

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.